PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.

February 2, 2012

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Community Bankshares, Inc.
Tel (585) 223-9080

FSB COMMUNITY BANKSHARES, INC.
ANNOUNCES QUARTERLY AND ANNUAL RESULTS

Fairport, New York, February 2, 2012: FSB Community Bankshares, Inc. (the “Company”) (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank (the “Bank”), reported a net loss of $68,000 for the quarter ended December 31, 2011 compared to net income of $60,000 for the quarter ended December 31, 2010.  Net loss per basic share was $(0.04) for the quarter ended December 31, 2011 compared to net income per basic share of $0.03 for the quarter ended December 31, 2010.  The Company’s net interest margin for the quarter ended December 31, 2011 increased 5 basis points to 2.43% from 2.38% for the quarter ended December 31, 2010.

For the year ended December 31, 2011, the Company reported a net loss of $72,000 compared to net income of $220,000 for the year ended December 31, 2010. Net loss per basic share for the year ended December 31, 2011 was $(0.04) compared to net income per basic share of $0.13 for the year ended December 31, 2010.  The Company’s net interest margin for the year ended December 31, 2011 increased 21 basis points to 2.55% from 2.34% for the year ended December 31, 2010.  The year over year reduction in earnings of $292,000 was attributable to an $843,000 increase in other expense and a $9,000 increase in provision for loan losses, partially offset by an increase in net interest income of $336,000, an increase in other income of $65,000, and an increase in benefit for income taxes of $159,000. The $843,000 increase in other expense was the result of increases in salaries and employee benefits, occupancy, data processing costs, advertising, equipment, directors’ fees, mortgage fees and taxes, audit and tax services, and other miscellaneous expense, partially offset by decreases in electronic banking and FDIC premium expense. In addition to annual cost of living increases in salary and employee benefit expense for all staff in 2011, the increase in other expense was primarily attributable to the continued investment in the loan origination division with increased salary costs associated with additional staff, and higher commissions generated by improved volume of loan originations, additional occupancy, equipment expenses and mortgage fees and taxes deemed necessary in order to successfully grow our loan portfolio to increase interest income and earnings. Also contributing to the increases in salaries and employee benefits, occupancy, advertising, equipment, and miscellaneous other expenses were additional costs associated with our newest branch in Perinton, New York that opened in October of 2011. The decrease in our FDIC premium expense in 2011 compared to 2010 resulted from changes made by the FDIC reflecting a lower rate in our deposit insurance assessment effective April 1, 2011 and applied beginning with the invoice payable on September 30, 2011. The $336,000 increase in net interest income reflects the Company’s ability to lower deposit and borrowing costs, which offset a moderate decline in interest income generated from interest earning assets.  The $65,000 increase in other income resulted primarily from increases in Oakleaf fee income, the Bank’s wholly owned non-deposit investment services subsidiary, realized gain on sale of loans, and mortgage fee income, partially offset by decreases in deposit service fees, realized gain on sale of securities, and bank owned life insurance income. A substantial portion of the increase in other income was attributable to realized gain on sale of loans and mortgage fees associated with the growth in mortgage loan production in 2011. The Company’s lower effective tax rate for 2011 and 2010, compared to prior years, resulted from a reduction in income tax expense due to the increase in cash surrender value of our bank-owned life insurance and municipal bond interest income, which are tax exempt for Federal income tax purposes.

At December 31, 2011, the Company had $223.3 million in consolidated assets, an increase of $10.8 million, or 5.1%, from $212.4 million at December 31, 2010. Investment securities available for sale and held to maturity combined decreased by $4.2 million, or 5.2%, to $75.6 million at December 31, 2011 from $79.8 million at December 31, 2010.  The decrease in investment securities included the sale of $2.9 million in available for sale securities for a gain of $135,000 which was recorded in realized gain on sale of securities in 2011. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank (FHLB), increased by $1.2 million, or 15.4%, to $9.0 million at December 31, 2011 from $7.8 million on December 31, 2010, increasing the Company’s liquidity position in anticipation of funding loan commitments in the first quarter of 2012. Federal Home Loan Bank advances decreased by $2.6 million, or 9.6%, to $24.2 million at December 31, 2011 from $26.7 million at December 31, 2010, as a result of management’s decision to replace wholesale borrowings through core deposit growth.  Total deposits increased by $12.7 million, or 7.8%, to $175.1 million at December 31, 2011 from $162.4 million on December 31, 2010.  The $12.7 million deposit increase resulted primarily from deposit growth at our Perinton branch. The Company has managed down its deposit costs as market interest rates have remained at historically low levels.  The Company has reviewed its investment securities portfolio totaling $75.6 million at December 31, 2011, and concluded that no other-than-temporary impairment charges were required.  Consolidated stockholders’ equity at December 31, 2011 was $20.8 million, or 9.3%, of consolidated assets.  At December 31, 2011 the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank’s regulator.

Net loans receivable increased $12.3 million, or 10.7%, to $126.7 million at December 31, 2011 from $114.5 million at December 31, 2010. The Bank originated $53.1 million of residential mortgage loans, sold $11.8 million in the secondary market and brokered $7.0 million of long-term fixed rate conventional mortgage loans and FHA mortgage loans as a balance sheet management strategy during 2011 to reduce interest rate risk in a potentially rising interest rate environment.  The Bank sold these loans at a gain of $430,000 which was recorded in other income in 2011.  At December 31, 2011 the Bank had $19.9 million in mortgage loans sold and will realize servicing income on these loans as long as these loans have outstanding balances. At December 31, 2011 the Bank had $1.5 million in loans held for sale comprised of FHA mortgage loans originated and closed by the Bank in the fourth quarter of 2011 that have been committed for sale in the secondary market and will be delivered and sold in the first quarter of 2012.

The credit quality of the Bank’s loan portfolio remains strong. At December 31, 2011 the Bank had one non-performing loan for $325,000 compared to no non-performing loans at December 31, 2010. We recorded a $30,000 provision for loan losses for the year ended December 31, 2011 compared to a $21,000 provision for loan losses for the year ended December 31, 2010. The allowance for loan losses was $411,000, or 0.32% of loans outstanding, at December 31, 2011 compared to $304,000, or 0.34% of loans outstanding, at December 31, 2010. Management has evaluated the Bank’s loan loss reserve and believes it is adequately funded at December 31, 2011 based on the quality of the current loan portfolio.

About our Company

FSB Community Bankshares, MHC owns 53% of the outstanding common stock of the Company. The Company is a federally chartered corporation. The Bank, the wholly owned subsidiary of the Company, conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Bank’s principal business consists of originating one-to-four-family residential real estate mortgages, loans and home equity lines of credit and to lesser extent originations of commercial real estate, multi-family, construction and other consumer loans.  The Bank has three mortgage origination offices located in Pittsford, New York, Canandaigua, New York, and Watertown, New York.  The Bank attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Balance Sheet Information
December 31, 2011 and December 31, 2010
(Dollars in thousands, except per share data)

     (Unaudited)
Assets	December 31, 2011	December 31, 2010

Assets	$223,251	$212,407
Cash and Cash Equivalents	9,037	7,834
Investment Securities	75,640	79,817
Loans Held for Sale	1,535	342
Net Loans Receivable	126,742	114,477
Deposits	175,102	162,406
Short-term and long-term borrowings	24,178	26,732
Total stockholders’ equity	20,843	20,492
Book value per share	$12.03	$11.85
Stockholders’ equity to total assets	9.34%	9.65%

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Statement of Income Information
Three Months and Years Ended December 31, 2011 and December 31, 2010
(Dollars in thousands, except per share data)

         (Unaudited)                                                                (Unaudited)

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2011		2010	2011		2010

Interest and Dividend Income		$1,966	$2,024		$7,985	$8,606
Interest Expense		699	803		2,797	3,754
Net Interest Income		1,267	1,221		5,188	4,852
Provision for Loan Losses		8	7		30	21
Net Interest Income after Provision for Loan Losses		1,259	1,214		5,158	4,831
Other Income		470	439		1,367	1,302
Other Expense		1,852	1,574		6,711	5,868
Income (Loss) Before Income Taxes		(123)	79		(186)	265
Provision (benefit) for Income Taxes		(55)	19		(114)	45
Net Income		(68)	60		(72)	220

Basic earnings per common share	$	(0.04)	$0.03	$	(0.04)	$0.13
Basic average common shares outstanding (In thousands)		1,733	1,729		1,731	1,728